Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is between Diego “Dean” Rojas (the “Individual”) and HNR Acquisition Corp and its affiliates (collectively, the “Company”).

RECITALS

WHEREAS, the Individual currently serves as a Director and the Chief Executive Officer of the Company.

WHEREAS, the parties desire to amicably terminate the Individual’s employment and relationship with the Company in accordance with the terms and conditions of this Agreement.

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements concerning the termination of the Individual’s employment and relationship with the Company and the payments and benefits to the Individual upon or by reason of such terminations.

NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is acknowledged, the parties knowingly and voluntarily agree to the following terms:

TERMS

1.	Separation Date and Effect of Separation.

a.	Separation Date. The Individual’s employment and as a Director and Officer with the Company shall terminate on December 17, 2023 (the “Separation Date”) and he shall be permanently relieved of all further duties for the Company and its affiliates as of the Separation Date based upon the Individual’s voluntary and irrevocable resignation from employment and as a Director and Officer.

b.	Resignation from Board and Officer Positions; Separation from Service. Effective as of the Separation Date, the Individual shall and hereby does voluntarily resign without further action from all corporate, board, and other offices and positions he held with the Company or its affiliates and any employee benefit plans maintained by the Company or its affiliates. For purposes of this Agreement, “affiliate” means, with respect to the Company, any entity or person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

2.	Continuing Obligations. The parties further agree that their post-termination rights and obligations under this Agreement including Section 5 (Return of Property and Information, Section 7 (Confidentiality, Non-prosecution, Non-disparagement and Cooperation), Section 8 (Wavier of Certain Rights), Section 10 (Remedies), Section 12 (Jury Trial Waiver), and Section 14 (Governing Law, Venue; Severability; Interpretation) of this Agreement (collectively, the “Continuing Obligations”) shall survive the termination of the Individual’s employment with the Company and the execution of this Agreement.

3.	Final Pay and Benefits. The Individual shall receive the following payments and benefits in accordance with the existing policies of the Company, and pursuant to his employment with the Company and his participation in its employee benefit plans:

a.	Final Pay. The Individual shall be entitled to his regular base salary through December 31, 2023. This payment is subject to applicable taxes and withholdings and shall be delivered to the Individual in the customary payment by the Company of wages. Other than as provided in the previous sentence and below, the Individual shall not receive any commissions, bonuses, or other forms or remuneration or compensation in connection with his employment with the Company or any other arrangement with the Company or its affiliates after the Separation Date or any pay for accrued unused vacation or paid time off.

b.	401(k) Plan Benefits. The parties acknowledge that the Company does not have a 401(k) plan.

c.	Absence of Insurance Benefits. The parties acknowledge that the Company does not provide group health, dental, or vision insurance benefits, if any for HNR Acquisition Corp direct employees such as the Individual The Individual will provide insurance he may desire for himself and his dependents at his own expense.

d.	Reimbursement of Business Expenses. The Individual shall be entitled to receive reimbursement of reasonable business expenses properly incurred in accordance with Company policy before the Separation Date. Any such reimbursement must be based on substantiating documentation provided by the Individual within 30 days after the Separation Date.

4.	Severance Benefits. Contingent upon the Individual’s timely acceptance of this Agreement and compliance with the Continuing Obligations, the Company shall provide Individual with the following severance benefits (the “Severance Benefits”):

a.	Separation Pay. The Company shall pay the Individual an amount of Eight Thousand Dollars ($8,000.00) per calendar month beginning January 1, 2024, and continuing for twelve (12) months following the Separation Date minus applicable taxes and withholdings, as separation pay (the “Separation Pay”) paid in the normal and customary manner as wages would be paid by the Company being ½ the monthly amount each on (i) the 15th of each month, and (ii) the last day of the month.

b.	Class A Common Stock. The Company shall issue to Consultant sixty thousand (60,000) restricted shares of its Class A common stock with piggyback registration rights on the Effective Date, as herein defined, of this Agreement to bear the legend as set forth in the attached Exhibit A. The restrictive period, also called the lockup term, shall be for a period of twelve (12) months from the date of issuance.

5.	Return of Property and Information. The Individual shall on or within three days after the Separation Date return to the Company or the other Released Parties (as defined below) any and all items of its or their property, including without limitation keys, all copies of Confidential Information, business records, badge/access cards, computers, software, cellular telephones, iPhones, iPads, androids, blackberries, other personal digital assistants, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, customer files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment with the Company. The Individual’s obligations under this paragraph supplement, rather than supplant, his post-termination obligations under the common law and the Continuing Obligations. The Individual’s obligations under this paragraph shall not apply to, and the Individual may retain copies of, personnel, benefit, or payroll documents concerning only him.

6.	General Release.

a.	Full and Final Release by Releasing Parties. The Individual, on behalf of himself and his spouse, other family members, heirs, successors, and assigns (collectively, the “Releasing Parties”), hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a “Claim” and collectively the “Claims”), that he or they, individually, collectively, or otherwise, may have or assert against the Released Parties (as defined below).

b.	Claims Included. This release includes without limitation any Claim arising out of or relating in any way to (i) the Individual’s employment or the termination of his employment with the Company or with the employment practices of any of the Released Parties and any compensation or benefits, including without limitation vacation, bonuses, commissions, or grants of equity, options, similar awards, and any other compensation or remuneration associated with his employment with the Company not provided for in this Agreement; (ii) any federal, state, or local statutory or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Individual’s employment relationship with the Company, including but not limited to the Age Discrimination in Employment Act (“ADEA’’); (iii) any contract, agreement, or arrangement between, concerning, or relating to the Individual and any of the Released Parties, including without limitation the Bonus Agreement; and (iv) any other alleged act, breach, conduct, negligence, gross negligence, or omission of any of the Released Parties.

c.	Claims Excluded. Notwithstanding any other provision of this Agreement, this release does not (i) waive or release any Claim for breach or enforcement of this Agreement or the Continuing Obligations; (ii) waive or release any right or Claim that may not be waived or released by applicable law; (iii) waive or release any right or Claim under the ADEA or otherwise that may arise after the date this Agreement is signed by the Individual; (iv) prevent the Individual from pursuing any administrative Claim for unemployment compensation or workers’ compensation benefits; or (v) waive or release any right or Claim the Individual may have for indemnification under state or other law or the governing documents of the Company, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or Claim relating to the period when the Individual was a director, officer, or employee of the Company (if any); provided, however, that (A) the Individual’s execution of this Agreement is not a concession or guaranty that the Individual has any such right or Claim to indemnification, (B) this Agreement does not create any additional rights to indemnification, and (C) the Company retains any and all defenses it may have to such indemnification or coverage.

d.	Definition of Released Parties. The “Released Parties” include (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company; (iii) any past or present officer, director, member, manager, or employee of the entities just described in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, shareholders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, assigns, equity holders, unit holders, warrant holders, debt holders, and other security holders of the entities just described in (i)-(iii).

e.	Permitted Activities. Notwithstanding any other provision of this Agreement but subject to the Individual’s waiver in subparagraph 8(a) below, nothing in this Agreement precludes the Individual from (i) contacting, filing a charge or complaint with, providing information to, or cooperating with an investigation conducted by, any governmental agency; (ii) providing information about this Agreement to his spouse, attorney, or accountant or tax advisor (if any); (iii) making disclosures or giving truthful testimony as required by law or valid legal process (such as by a subpoena); or (iv) engaging in concerted or other legally- protected activities.

7.	Confidentiality, Nonprosecution, Nondisparagement; and Cooperation.

a.	Confidentiality. Except as requested by the Company or the other Released Parties, as permitted above or by law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall treat as confidential (i) any material non-public information regarding the Company or the Released Parties, and (ii) the fact and terms of this Agreement and shall not disclose such information to any party other than his spouse, attorney, and accountant or tax advisor, if such persons have agreed to keep such information confidential. Company may make the terms hereof publicly available as deemed necessary by the Company or to be compliant with SEC or NYSE American rules and regulations or governmental authorities.

b.	Nonprosecution. Except as requested by any of the Released Parties, as permitted above or by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall not knowingly (i) assist, cooperate with, or supply information of any kind to any individual or private- party litigant or their agents or attorneys concerning (A) the employment, terms and conditions, or ending of the Individual’s or any other employee’s employment with the Company or any of the other Released Parties or the employment practices of any of the Released Parties; or (B) the business or operations of any of the Released Parties; or (ii) initiate or assist any other person in connection with any investigation, inquiry, or any other action of any kind with respect to any of the Released Parties’ employment practices, businesses, or operations.

c.	Nondisparagement. The Individual shall not make to any other party any statement (whether oral, written, electronic, anonymous, on the Internet, or otherwise), which directly or indirectly impugns the quality or integrity of the Company’s or any of the other Released Parties’ business or employment practices, or any other disparaging or derogatory remarks about the Company or any of the other Released Parties. In executing this Agreement, the Individual acknowledges and agrees that he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) rights to disclose, communicate, or publish any statements prohibited by this subparagraph.

d.	Cooperation. The Individual shall cooperate fully and completely with the Company and any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of the other Released Parties. This obligation includes but is not limited to the Individual promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to the Individual. If the Individual provides cooperation under this subparagraph (including without limitation if the Individual appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of the Company or any of the other Released Parties), the Company shall reimburse her, upon submission of substantiating documentation, for necessary and reasonable out-of-pocket expenses incurred by his as a result of such cooperation (not including attorneys’ fees).

8.	Waiver of Certain Rights.

a.	Right to Relief Not Provided in this Agreement. The Individual waives any right to monetary recovery from the Company or the other Released Parties, whether sought directly by his or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any Claim on his behalf; and he shall not request or accept from the Company or the other Released Parties, as compensation or damages related to his employment or the termination of his employment with any of the Released Parties, anything of value that is not provided for in this Agreement.

b.	Right to Class- or Collective-Action Initiation or Participation. The Individual waives the right to initiate or participate in any class or collective action with respect to any Claim against the Company or the Released Parties, including without limitation any Claim arising from the formation, continuation, or termination of his employment relationship with any of the Released Parties.

9.	No Violations. The Individual represents and warrants that he has no knowledge that the Company or any of the Released Parties has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. The Individual further represents and warrants that he has not informed the Company or any of the other Released Parties of, and that he is unaware of, any alleged violations of the Company’s standards of business conduct or personnel policies, of the Company’s integrity or ethics policies, or other misconduct by the Company or any of the other Released Parties, that have not been resolved satisfactorily by the Company or the other Released Parties.

10.	Remedies. Notwithstanding any other provision in this Agreement, the Company’s obligation to provide the Severance Benefits to the Individual is subject to the condition that he fully complies with his Continuing Obligations. The Company therefore shall have the right to cease providing the Severance Benefits, and the Employee shall immediately return to the Company any such Severance Benefits already provided to him, if any of the Continuing Obligations have been breached by the Individual but all other provisions of this Agreement shall remain in full force and effect. In the event of any breach of this Agreement by the Individual, the Company shall be entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including any and all monetary damages which it may incur as a result of such breach. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any such breach and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach.

11.	Nonadmission of Liability or Wrongdoing. The Individual acknowledges that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties; (b) the Company and the other Released Parties expressly deny any such liability or wrongdoing; and, (c) except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company or any of the other Released Parties.

12.	Jury Trial Waiver. THE INDIVIDUAL HEREBY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

13.	Authority to Execute. The Individual represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties.

14.	Governing Law; Venue; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Texas, without regard to any conflict-of-laws principles. Exclusive venue for any Claim between the parties or their affiliates arising out of or related this Agreement is in any state or federal court of competent jurisdiction that regularly conducts proceedings in Harris County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court. The provisions of this Agreement shall be severable. If any one or more provisions of this Agreement may be determined by a court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, such a determination shall not affect the validity or enforceability of such other remaining provisions, and in all other respects the remaining provisions of this Agreement shall be binding and enforceable and remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written by a court of competent jurisdiction but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum limit permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15.	Assignment. The Individual’s obligations, rights, and benefits under this Agreement are personal to the Individual and shall not be assigned to any person or entity without written permission from the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

16.	Effective Date. This Agreement shall become effective and enforceable upon the date the Individual signs it (the “Effective Date”).

17.	Knowing and Voluntary Agreement. The Individual acknowledges that (a) he has been advised by this paragraph of his right to consult with an attorney and tax advisor of his choice before signing this Agreement; (b) he has had a reasonable period in which to consider whether to sign this Agreement; (c) he fully understands the meaning and effect of signing this Agreement; and (d) his signing of this Agreement is knowing and voluntary.

18.	Independent Consideration; Common-Law Duties. Whether expressly stated in this Agreement or not, all obligations the Individual assumes and undertakings he makes by signing this Agreement are understood to be in consideration of the mutual promises and undertakings in this Agreement and the Severance Benefits. In addition, the Individual acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Severance Benefits to him outside of this Agreement.

19.	Entire Agreement. This Agreement contains and represents the entire agreement of the parties with respect to its subject matters, and supersedes all prior agreements and understandings, written and oral, between the parties with respect to its subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall be interpreted or construed as superseding or relieving the parties of their respective Continuing Obligations. The Individual agrees that neither the Company nor any of the other Released Parties has made any promise or representation to his concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or any of the other Released Parties outside of this Agreement or the Memorandum but is instead relying solely on his own judgment and his attorney and tax advisor (if any).

20.	Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Individual and a duly authorized representative of the Company.

21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

22.	Internal Revenue Code Section 409A. The payments and benefits provided under this Agreement are intended to be exempt from Internal Revenue Code Section 409A and this Agreement shall be interpreted and administered in a manner consistent with that intent.

AGREED as of the dates signed indicated by electronic signature.

HNR ACQUISITION CORP		DIEGO “DEAN” ROJAS

By:	/s/ Mitchell B. Trotter	/s/ Dean Rojas
Mitchell B. Trotter,		Diego “Dean” Rojas
Chief Financial Officer

EXHIBIT A

CLASS A COMMON STOCK RESTRICTED LEGENDS

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCKUP AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP.